EXHIBIT 99.1

RLI REPORTS SECOND QUARTER 2022 RESULTS

PEORIA, ILLINOIS, July 20, 2022 – RLI Corp. (NYSE: RLI) – RLI Corp. reported second quarter 2022 net loss of $2.2 million (-$0.05 per share), compared to net earnings of $81.8 million ($1.79 per share) for the second quarter of 2021. Operating earnings(1) for the second quarter of 2022 were $67.4 million ($1.49 per share), compared to $49.9 million ($1.09 per share) for the same period in 2021.

	Second Quarter		Year to Date
Earnings Per Diluted Share	2022	2021	2022	2021
Net earnings (loss)	$(0.05)	$1.79	$1.00	$3.39
Operating earnings (1)	$1.49	$1.09	$2.91	$1.96

(1)	See discussion below: Non-GAAP and Performance Measures.

Highlights for the quarter included:

•	Underwriting income(1) of $56.0 million on a combined ratio(1) of 80.2.
•	17% increase in gross premiums written.
•	11% increase in net investment income.
•	Favorable development in prior years’ loss reserves, resulting in a $20.9 million net increase in underwriting income.
•	Book value per share of $23.02, a decrease of 13% (inclusive of dividends) from year-end 2021.

“We are pleased with our positive mid-year operating results, as top line premium and underwriting profitability remained strong in the second quarter,” said RLI Corp. President & CEO Craig Kliethermes. “All of our underwriting segments positively contributed to the 17 percent growth in gross premium and 80 combined ratio that we achieved in the quarter. Market conditions continue to offer opportunities for our talented underwriters within their given niche markets. Despite the decline in book value due to the impact from the investment portfolio, we continue to generate capital through operating earnings, which were $1.49 per share. Our strong operating performance is a testament to the dedication of our employee owners and their commitment to our customers.”

Underwriting Income

RLI achieved $56.0 million of underwriting income in the second quarter of 2022 on an 80.2 combined ratio, compared to $36.6 million on an 84.8 combined ratio in 2021.

Results for the second quarter of both years include favorable development in prior years’ loss reserves, which resulted in a $20.9 million and $27.5 million net increase to underwriting income for 2022 and 2021, respectively.

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income(1)			Combined Ratio(1)
(in millions)	2022	2021		2022	2021
Casualty	$21.5	$26.4	Casualty	87.9	83.1
Property	26.1	8.9	Property	65.0	84.1
Surety	8.4	1.3	Surety	72.9	95.6
Total	$56.0	$36.6	Total	80.2	84.8

(1)	See discussion below: Non-GAAP and Performance Measures.

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Other Income

Net investment income for the quarter increased 10.9% to $18.5 million, compared to the same period in 2021. The investment portfolio’s total return was -6.1% for the quarter and -10.4% for the six months ended June 30, 2022.

RLI’s comprehensive loss was $99.8 million for the quarter (-$2.20 per share), compared to $97.0 million ($2.12 per share) of comprehensive earnings for the same quarter in 2021. In addition to net earnings, comprehensive loss included after-tax unrealized losses from the fixed income portfolio, due to rising interest rates.

Equity in earnings of Maui Jim, Inc. (Maui Jim), a producer of premium sunglasses, was $8.5 million for the quarter. Equity in earnings of Prime Holdings Insurance Services, Inc. (Prime), a specialty insurance company, was $3.6 million. Comparatively, for the second quarter of 2021, equity in earnings of unconsolidated investees from Maui Jim and Prime was $10.6 million and $3.6 million, respectively.

Dividends Paid in Second Quarter of 2022

On June 21, 2022, the company paid a regular quarterly dividend of $0.26 per share, a $0.01 increase over the prior quarter. RLI’s cumulative dividends total more than $510 million paid over the last five years.

Non-GAAP and Performance Measures

Management has included certain non-generally accepted accounting principles (non-GAAP) financial measures in presenting the company’s results. Management believes that these non-GAAP measures further explain the company’s results of operations and allow for a more complete understanding of the underlying trends in the company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (GAAP). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and earnings per share (EPS) from operations consist of our GAAP net earnings adjusted by the net realized gains/(losses), net unrealized gains/(losses) on equity securities and taxes related thereto. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. A reconciliation of the operating earnings and EPS from operations to the comparable GAAP financial measures is included in the 2022 financial highlights below.

Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting loss and settlement expenses, policy acquisition costs and insurance operating expenses from net premium earned, which are all GAAP financial measures. The combined ratio, which is derived from components of underwriting income, is a performance measure commonly used by property and casualty insurance companies and is calculated as the sum of loss and settlement expenses, policy acquisition costs and insurance operating expenses, divided by net premiums earned, which are all GAAP measures.

Other News

On July 11, 2022, RLI was named as one of the insurance industry’s top performing companies by Ward benchmarking, a business unit of Aon, for the 32nd consecutive year. RLI is one of only two property-casualty insurers to be recognized as a Ward’s 50® Top P&C Performer every year since the list’s inception in 1991.

As previously announced, RLI has agreed to sell its minority interest in Maui Jim, Inc. RLI’s net after-tax proceeds from the sale will be approximately $500 million, with the final proceeds to be determined at closing, based on adjustments to the purchase price for working capital and other items. The sale is expected to close in the second half of 2022.

At 10 a.m. central daylight time (CDT) tomorrow, July 21, 2022, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at https://events.q4inc.com/attendee/945644532.

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Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2021.

About RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s insurance subsidiaries are rated A+ (Superior) by AM Best Company. RLI has paid and increased regular dividends for 47 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

Media Contact

Aaron Diefenthaler

Chief Investment Officer & Treasurer

309-693-5846

Aaron.Diefenthaler@rlicorp.com

Supplemental disclosure regarding the earnings impact of specific items:

	Reserve Development and Catastrophe Losses, Net of Reinsurance
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per share amounts)	2022	2021	2022	2021
Favorable development in casualty prior years' reserves	$17.3	$29.2	$44.9	$57.5
Favorable development in property prior years' reserves	$3.9	$3.8	$17.3	$9.9
Favorable (unfavorable) development in surety prior years' reserves	$3.0	$(2.7)	$7.5	$0.1

Net incurred losses related to:
2022 storms	$(3.0)	$-	$(5.0)	$-
2021 and prior events	$-	$(5.9)	$-	$(21.9)

	Operating Earnings Per Share
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating Earnings Per Share(1)	$1.49	$1.09	$2.91	$1.96

Specific items included in operating earnings per share:(2) (3)
Net favorable development in casualty prior years' reserves	$0.26	$0.46	$0.67	$0.88
Net favorable development in property prior years' reserves	$0.06	$0.05	$0.27	$0.13
Net favorable (unfavorable) development in surety prior years' reserves	$0.05	$(0.06)	$0.11	$(0.02)

Net incurred losses related to:
2022 storms	$(0.05)	$-	$(0.08)	$-
2021 and prior events	$-	$(0.09)	$-	$(0.32)

(1)	See discussion above: Non-GAAP and Performance Measures.
(2)	Includes incentive and profit sharing-related impacts which affected policy acquisition, insurance operating and general corporate expenses.
(3)	Reserve development reflects changes from previously estimated losses.

RLI CORP

2022 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
SUMMARIZED INCOME STATEMENT DATA:	2022	2021	% Change	2022	2021	% Change
Net premiums earned	$282,810	$241,000	17.3%	$551,962	$469,595	17.5%
Net investment income	18,472	16,661	10.9%	36,355	33,085	9.9%
Net realized gains	12,804	36,463	(64.9)%	18,392	50,613	(63.7)%
Net unrealized gains (losses) on equity securities	(100,994)	3,956	NM	(128,804)	32,118	NM
Consolidated revenue	$213,092	$298,080	(28.5)%	$477,905	$585,411	(18.4)%
Loss and settlement expenses	117,914	107,026	10.2%	223,438	211,918	5.4%
Policy acquisition costs	89,615	77,235	16.0%	174,902	152,225	14.9%
Insurance operating expenses	19,325	20,148	(4.1)%	38,188	38,944	(1.9)%
Interest expense on debt	2,011	1,904	5.6%	4,021	3,805	5.7%
General corporate expenses	2,435	3,686	(33.9)%	5,798	7,028	(17.5)%
Total expenses	$231,300	$209,999	10.1%	$446,347	$413,920	7.8%
Equity in earnings of unconsolidated investees	11,654	13,940	(16.4)%	20,413	20,364	0.2%
Earnings (loss) before income taxes	$(6,554)	$102,021	NM	$51,971	$191,855	(72.9)%
Income tax expense (benefit)	(4,315)	20,206	NM	6,287	37,028	(83.0)%
Net earnings (loss)	$(2,239)	$81,815	NM	$45,684	$154,827	(70.5)%

Other comprehensive earnings (loss), net of tax	(97,563)	15,177	NM	(213,144)	(29,570)	NM
Comprehensive earnings (loss)	$(99,802)	$96,992	NM	$(167,460)	$125,257	NM

Operating earnings(1):
Net earnings (loss)	$(2,239)	$81,815	NM	$45,684	$154,827	(70.5)%
Less:
Realized gains	(12,804)	(36,463)	(64.9)%	(18,392)	(50,613)	(63.7)%
Income tax on realized gains	2,689	7,656	(64.9)%	3,862	10,628	(63.7)%
Unrealized (gains) losses on equity securities	100,994	(3,956)	NM	128,804	(32,118)	NM
Income tax on unrealized gains (losses) on equity securities	(21,209)	831	NM	(27,049)	6,745	NM
Operating earnings	$67,431	$49,883	35.2%	$132,909	$89,469	48.6%

Return on Equity:
Net earnings (trailing four quarters)				14.4%	24.7%
Comprehensive earnings (trailing four quarters)				-6.1%	23.5%

Per Share Data:
Diluted:
Weighted average shares outstanding (in 000's)	45,354	45,715		45,748	45,703

Net earnings (loss) per share	$(0.05)	$1.79	NM	$1.00	$3.39	(70.5)%
Less:
Realized gains	(0.28)	(0.80)	(65.0)%	(0.40)	(1.11)	(64.0)%
Income tax on realized gains	0.06	0.17	(64.7)%	0.08	0.23	(65.2)%
Unrealized (gains) losses on equity securities	2.23	(0.09)	NM	2.82	(0.70)	NM
Income tax on unrealized gains (losses) on equity securities	(0.47)	0.02	NM	(0.59)	0.15	NM
EPS from operations(1)	$1.49	$1.09	36.7%	$2.91	$1.96	48.5%

Comprehensive earnings (loss) per share	$(2.20)	$2.12	NM	$(3.66)	$2.74	NM

Cash dividends per share - ordinary	$0.26	$0.25	4.0%	$0.51	$0.49	4.1%

Net Cash Flow provided by Operations	$131,631	$104,222	26.3%	$170,645	$164,509	3.7%

(1)	See discussion above: Non-GAAP and Performance Measures.

NM = Not Meaningful

RLI CORP

2022 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2022	2021	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income, at fair value	$2,280,909	$2,409,887	(5.4)%
(amortized cost - $2,480,480 at 6/30/22)
(amortized cost - $2,346,267 at 12/31/21)
Equity securities, at fair value	487,995	613,776	(20.5)%
(cost - $327,246 at 6/30/22)
(cost - $324,501 at 12/31/21)
Other invested assets	51,018	50,501	1.0%
Cash and cash equivalents	113,044	88,804	27.3%
Total investments and cash	$2,932,966	$3,162,968	(7.3)%

Premiums and reinsurance balances receivable	191,391	167,279	14.4%
Ceded unearned premiums	132,417	130,916	1.1%
Reinsurance balances recoverable on unpaid losses	666,730	608,086	9.6%
Deferred policy acquisition costs	123,055	103,553	18.8%
Property and equipment	50,955	52,161	(2.3)%
Investment in unconsolidated investees	187,310	171,311	9.3%
Goodwill and intangibles	53,562	53,562	0.0%
Other assets	63,377	58,466	8.4%
Total assets	$4,401,763	$4,508,302	(2.4)%

Unpaid losses and settlement expenses	$2,150,519	$2,043,555	5.2%
Unearned premiums	754,192	680,444	10.8%
Reinsurance balances payable	39,291	42,851	(8.3)%
Funds held	101,983	89,773	13.6%
Income taxes - deferred	2,389	83,509	(97.1)%
Long-term debt	199,769	199,676	0.0%
Accrued expenses	68,052	98,274	(30.8)%
Other liabilities	41,380	40,859	1.3%
Total liabilities	$3,357,575	$3,278,941	2.4%
Shareholders' equity	1,044,188	1,229,361	(15.1)%
Total liabilities & shareholders' equity	$4,401,763	$4,508,302	(2.4)%

OTHER DATA:
Common shares outstanding (in 000's)	45,369	45,289

Book value per share	$23.02	$27.14	(15.2)%
Closing stock price per share	$116.59	$112.10	4.0%

Statutory surplus	$1,249,906	$1,240,649	0.7%

RLI CORP

2022 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended June 30,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2022

Gross premiums written	$248,315		$135,848		$34,626		$418,789
Net premiums written	201,247		100,356		32,716		334,319
Net premiums earned	177,123		74,690		30,997		282,810
Net loss & settlement expenses	94,250	53.2%	20,477	27.4%	3,187	10.3%	117,914	41.7%
Net operating expenses	61,431	34.7%	28,108	37.6%	19,401	62.6%	108,940	38.5%
Underwriting income(1)	$21,442	87.9%	$26,105	65.0%	$8,409	72.9%	$55,956	80.2%

2021

Gross premiums written	$236,329		$91,911		$30,744		$358,984
Net premiums written	183,436		69,943		29,107		282,486
Net premiums earned	156,195		55,865		28,940		241,000
Net loss & settlement expenses	74,421	47.6%	24,311	43.5%	8,294	28.7%	107,026	44.4%
Net operating expenses	55,336	35.5%	22,675	40.6%	19,372	66.9%	97,383	40.4%
Underwriting income(1)	$26,438	83.1%	$8,879	84.1%	$1,274	95.6%	$36,591	84.8%

Six Months Ended June 30,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2022

Gross premiums written	$464,136		$245,446		$68,366		$777,948
Net premiums written	376,860		182,351		64,998		624,209
Net premiums earned	348,879		142,130		60,953		551,962
Net loss & settlement expenses	178,099	51.0%	40,840	28.7%	4,499	7.4%	223,438	40.5%
Net operating expenses	121,691	34.9%	52,709	37.1%	38,690	63.5%	213,090	38.6%
Underwriting income(1)	$49,089	85.9%	$48,581	65.8%	$17,764	70.9%	$115,434	79.1%

2021

Gross premiums written	$425,225		$166,448		$62,206		$653,879
Net premiums written	332,327		125,929		59,219		517,475
Net premiums earned	304,965		107,507		57,123		469,595
Net loss & settlement expenses	144,668	47.4%	55,948	52.0%	11,302	19.8%	211,918	45.1%
Net operating expenses	108,992	35.8%	43,685	40.7%	38,492	67.4%	191,169	40.7%
Underwriting income(1)	$51,305	83.2%	$7,874	92.7%	$7,329	87.2%	$66,508	85.8%

(1)	See discussion above: Non-GAAP and Performance Measures.